Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On May 8, 2018, R1 RCM Inc. (the “Company” or “R1”) completed the acquisition of Intermedix Holdings Inc. (“Intermedix”) through the merger of Project Links Merger Sub, Inc. (“Merger Sub”), a wholly-owned indirect subsidiary of the Company, with and into Intermedix, with Intermedix surviving the merger as a wholly-owned indirect subsidiary of the Company (the “Acquisition”).

The purchase price for the Acquisition was $460 million, subject to customary adjustments for cash, debt, transaction expenses and normalized working capital. The Company funded the purchase price for the Acquisition and the Company’s associated transaction expenses with a combination of cash on hand and the incurrence of indebtedness through a term loan and subordinated debt.

The unaudited pro forma combined balance sheet has been prepared to reflect the Acquisition as if it had occurred on December 31, 2017. The unaudited pro forma combined statement of operations combine the results of operations of R1 and Intermedix Corporation for the fiscal year ended December 31, 2017 as if the Acquisition had occurred on January 1, 2017. The unaudited pro forma combined balance sheet as of December 31, 2017 and the unaudited pro forma combined statement of operations for the year ended December 31, 2017 were prepared utilizing Intermedix Corporation's historical consolidated balance sheet as of December 31, 2017 and consolidated statement of operations for the year ended December 31, 2017. Intermedix Corporation is the 100% owned operating subsidiary of Intermedix. No activity exists outside of Intermedix Corporation which would materially impact the pro forma statements below. Certain financial information of Intermedix Corporation as presented in its consolidated financial statements has been reclassified to conform to the historical presentation of R1's consolidated financial statements for purposes of the preparation of the unaudited pro forma condensed consolidated financial information.

The unaudited pro forma financial statements include the following adjustments: (1) removal of EMSystems LLC ("EM Systems"), a subsidiary which was spun off to shareholders prior to the Acquisition and was not a part of the Acquisition; (2) adjustments to Intermedix Corporation working capital accounts to bridge from December 31, 2017 values to the fair value acquired at the acquisition date; and (3) other pro forma adjustments as described in the footnotes below.
The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The acquisition accounting is dependent upon certain valuations and other analysis that have yet to progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences may have a material impact on the accompanying unaudited condensed combined financial statements and the future results of operations and financial position of the combined company.

The unaudited pro forma condensed combined financial statements should be read together with the Company’s historical financial statements, which are included in the Company’s latest annual report on Form 10-K, and Intermedix Corporation’s historical information included herein.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2017
($ in millions)

	R1 Historical	Intermedix Corporation (Acquiree) Historical after Reclassification	Pro Forma Adjustments	Notes* (a)	Pro Forma Combined
Cash and cash equivalents	$164.9	$9.5	$(116.4)	(b)	$58.0
Accounts receivable, net	8.2	53.3	(11.8)		49.7
Other current assets	29.2	6.0	(0.1)		35.1
Total current assets	202.3	68.8	(128.3)		142.8

Property, equipment and software, net	48.3	24.2	6.6	(c)	79.1
Intangible assets, net	—	178.1	23.5	(d)	201.6
Goodwill	—	252.0	(6.5)	(e)	245.5
Other assets	85.4	1.2	(29.1)	(g)	57.5
Total assets	$336.0	$524.3	$(133.8)		$726.5

Accounts payable	$7.2	$14.3	$2.9		$24.4
Accrued liabilities and other current liabilities	82.7	36.9	(17.2)	(f), (h)	102.4
Total current liabilities	89.9	51.2	(14.3)		126.8

Long-term debt	—	418.4	(60.0)	(f)	358.4
Other liabilities and deferred income taxes	23.4	26.3	(26.3)	(g)	23.4
Total liabilities	113.3	495.9	(100.6)		508.6

Preferred stock	189.3	—	—		189.3
Total shareholders’ equity	33.4	28.4	(33.2)	(h)	28.6

Total liabilities and shareholders’ equity	$336.0	$524.3	$(133.8)		$726.5

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

*Accounts have been updated for working capital adjustments between historical financial statements and fair value acquired

Unaudited Pro Forma Condensed Combined Statement of Operations
Year ended December 31, 2017
($ in millions, except share information)

	R1 Historical	Intermedix Corporation (Acquiree) Historical after Reclassifications	Pro Forma Adjustments	Notes (i)	Pro Forma Combined
Revenue	$449.8	$224.2	$(31.0)	(j)	$643.0
Costs of revenue	416.3	145.8	(19.5)	(k)	542.6
Selling, general and administrative expense	61.0	208.3	(27.3)	(k), (l)	242.0
Operating loss	(27.5)	(129.9)	15.8		(141.6)
Interest (income) expense	(0.2)	30.4	8.7	(m)	38.9
Loss before income taxes	(27.3)	(160.3)	7.1		(180.5)
Income tax provision (benefit)	31.5	(18.3)	5.9	(n)	19.1
Net loss	$(58.8)	$(142.0)	$1.2		$(199.6)
Adjustments for preferred stock dividends	(17.7)	—	—		(17.7)
Net loss available to common shareholders	$(76.5)	$(142.0)	$1.2		$(217.3)

Basic and diluted loss per share	$(0.75)				$(2.13)
Weighted-average shares	102,062,051				102,062,051

See accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Information

Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTE 1 - BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined balance sheet has been prepared to reflect the Acquisition as if it had occurred on December 31, 2017. The unaudited pro forma combined statement of operations has been prepared to reflect the Acquisition as if it had occurred on January 1, 2017. The unaudited pro forma combined balance sheet as of December 31, 2017 and the unaudited pro forma combined statement of operations for the year ended December 31, 2017 were prepared utilizing R1 and Intermedix Corporation's historical consolidated balance sheets as of December 31, 2017 and consolidated statements of operations for the year ended December 31, 2017.

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statement of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of Intermedix’s assets acquired and liabilities assumed and conformed the accounting policies of Intermedix to its own accounting policies.

The unaudited pro forma combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that would have been achieved had R1 and Intermedix been a combined company during the respective periods presented. These unaudited pro forma combined financial statements should be read in conjunction with R1's historical consolidated financial statements and related notes included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the Securities and Exchange Commission (the "SEC") on March 9, 2018. Intermedix was not a publicly held company and did not publicly report financial information. Intermedix Corporation’s (a wholly owned subsidiary of Intermedix) audited historical consolidated financial statements and related notes are included in this filing. Certain reclassifications and adjustments have been made to the historical presentation of Intermedix Corporation to conform to the presentation used in the unaudited pro forma condensed combined financial statements, as described below in Notes 4 and 5.

R1 expects to incur costs and realize benefits associated with integrating the operations of R1 and Intermedix Corporation. The unaudited pro forma combined financial statements do not reflect the costs of any integration activities or any benefits that may result from operating efficiencies or revenue synergies. The unaudited pro forma condensed combined statement of operations does not reflect any non-recurring charges directly related to the Acquisition that the combined company incurred upon completion of the Acquisition.

NOTE 2 - ESTIMATED PRELIMINARY PURCHASE PRICE CONSIDERATION

The Company acquired Intermedix for consideration of $469.5 million. The Company financed the Acquisition using cash on hand and the incurrence of indebtedness through a term loan and subordinated debt. The purchase price consideration is subject to a final accounting of items such as the cash balance and working capital, which may result in a subsequent adjustment of the estimated preliminary purchase price consideration.

The table below represents the total estimated preliminary purchase price consideration (amounts in millions) at the date of the Acquisition:

Purchase price	$460.0
Cash and working capital adjustments	9.5
Total purchase consideration	$469.5

NOTE 3 - ESTIMATED PRELIMINARY PURCHASE PRICE ALLOCATION

The Company has performed a preliminary valuation analysis of the fair market value of Intermedix’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in millions):

Total purchase price consideration	$469.5

Assets acquired:
Cash and cash equivalents	2.0
Accounts receivable, net	41.5
Other current assets	5.1
Property and equipment, net	30.8
Intangible assets, net	201.6
Total identifiable assets	281.0

Liabilities assumed:
Accounts payable	13.4
Accrued liabilities and other current liabilities	15.4
Deferred income taxes	28.2
Total liabilities assumed	57.0

Total pro forma goodwill	$245.5

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and statement of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets and goodwill and (3) other changes to assets and liabilities.

NOTE 4 - RECLASSIFICATION ADJUSTMENTS

Certain reclassifications have been made to the historical presentation of Intermedix Corporation to conform to the presentation used in the unaudited pro forma condensed combined financial statements. The reclassifications are described below.

Reclassification included in the unaudited pro forma condensed combined balance sheet

External computer software is classified with Intangibles, net in the Intermedix Corporation audited financial statements, while it is classified in Property, Equipment and Software, net in the R1 RCM audited financial statements. The reclassification is as follows:

	Intermedix Corporation Historical	Reclassification	Intermedix Corporation after Reclassification

Property, equipment and software, net	$16.4	$7.8	$24.2
Intangible assets, net	185.9	(7.8)	178.1

Reclassification included in the unaudited pro forma condensed combined statement of operations

Depreciation and amortization is separately reported in the Intermedix Corporation audited financial statements as a single item. Depreciation and amortization is bifurcated into cost of services and selling, general and administrative expense and reported in combination with other components of those classifications in the R1 audited financial statements. The reclassification is as follows:

	Intermedix Corporation Historical	Reclassification	Intermedix Corporation after Reclassification
Cost of services	$119.4	$26.4	$145.8
Selling, general and administrative*	191.5	16.8	208.3
Depreciation and amortization expense	43.2	(43.2)	—

*Selling, general and administrative expenses also includes goodwill impairment charges. See note 5(k) for more details.

NOTE 5 - PRO FORMA ADJUSTMENTS

The following is a description of the unaudited pro forma adjustments reflected in the unaudited pro forma condensed combined financial statements.

Adjustments to the pro forma condensed combined balance sheet:

(a)
Adjustment of the Intermedix Corporation balance sheet to remove EM Systems, which was spun off to shareholders prior to the Acquisition and was not a part of the Acquisition. In anticipation of the Acquisition, EM Systems established at July 1, 2017 a separate system of record for its assets and liabilities, which served as the basis for the adjustment. The adjustment is shown below:

	Intermedix Corporation after Reclassification	Adjustment to remove EM Systems	Intermedix Corporation at 12/31/2017
Cash and cash equivalents	$9.5	$(0.1)	$9.4
Accounts receivable, net	53.3	(10.5)	42.8
Other current assets	6.0	(1.2)	4.8
Total current assets	68.8	(11.8)	57.0

Property, equipment and software, net	24.2	(0.8)	23.4
Intangible assets, net	178.1	(16.1)	162.0
Goodwill	252.0	(54.1)	197.9
Other assets	1.2	—	1.2
Total assets	$524.3	$(82.8)	$441.5

Accounts payable	$14.3	$(0.6)	$13.7
Accrued liabilities and other current liabilities	36.9	(11.6)	25.3
Total current liabilities	51.2	(12.2)	39.0

Long-term debt	418.4	—	418.4
Other Liabilities and deferred income taxes	26.3	(7.0)	19.3
Total liabilities	495.9	(19.2)	476.7
Total shareholders’ equity	28.4	(63.6)	(35.2)
Total liabilities and shareholders’ equity	$524.3	$(82.8)	$441.5

(b)	The pro forma adjustments to cash and cash equivalents reflects the cash paid for the Acquisition, as follows (amounts in millions):

Total purchase price	$(469.5)
Proceeds from borrowings, net of original issue discount	369.7
Cash portion of purchase price	(99.8)
Additional costs of buyer, including transaction expenses and debt issuance costs	(9.2)
EM Systems cash	(0.1)
Change in cash from December 31, 2017 to acquisition date	(7.3)
Net cash adjustment	$(116.4)

(c)	Reflects the preliminary fair value adjustment to the acquired property, equipment and software:

Elimination of Intermedix Corporation's historical (after reclassifications) property, equipment, and software asset balance (after EM Systems adjustment)	$(23.4)
Fair value of property, equipment, and software assets as a result of the estimated preliminary purchase price allocation	30.8
EM Systems adjustment as described in note 5(a)	(0.8)
Net pro forma adjustment to property, equipment, and software assets	$6.6

The addition of property, equipment and software as a result of the estimated preliminary purchase price allocation is comprised of the following:

	Estimated useful life (in years)	Allocation (millions)
Land	Indefinite	$0.6
Buildings and improvements	42 years	4.0
Computers and other equipment	3 years	8.4
Leasehold improvements	Shorter of 10 years or lease term	8.3
Office furniture	5 years	2.1
Software	3 to 5 years	7.4
Total purchased property, equipment and software		$30.8

Fair value of acquired property, equipment and software was represents the value of the related asset and was established using both the cost and market approach. The cost approach was the predominate method employed in the valuation.

(d)	Reflects the fair value adjustment for intangible assets:

Elimination of Intermedix Corporation's historical (after reclassifications) intangible asset balance (after EM Systems adjustment)	$(162.0)
Addition of intangible assets as a result of the estimated preliminary purchase price allocation	201.6
EM Systems adjustment as described in note 5(a)	(16.1)
Total pro forma adjustment to intangible assets, net	$23.5

The addition of intangible assets as a result of the estimated preliminary purchase price allocation is comprised of the following:

	Estimated useful life (in years)	Allocation (millions)
In-process technology	6-8	$29.1
Non-competition agreements	3	0.9
Trademark	18	1.3
Favorable leasehold interests	Various	2.3
Tradename	Indefinite	14.0
Customer relationships	16-18	154.0
Total purchased intangible assets		$201.6

A preliminary fair value of the identifiable intangible assets was derived, utilizing the following valuation methodology:

Valuation Methodology
Customer relationships	Income approach to derive the present value of future cash flows derived from the acquired customers.
Technology	Relief from Royalty Method to determine the present value of savings from owning the asset.
Non-competition agreements	Income approach to derive the present value of the cash flows of the acquired business with and without the non-compete in place.
Tradename and trademarks	Relief from Royalty Method to determine the present value of savings from owning the asset.
Favorable leasehold interests	Income approach to derive the present value of cash flows represented by the difference between the market rent and contractual rent over the term of the lease.

(e)
Reflects the preliminary estimate of goodwill, which represents the excess of the purchase price over the fair value of Intermedix’s identifiable assets acquired, and liabilities assumed, as shown in Note 3. The pro forma adjustment to goodwill includes the following (amounts in millions):

Elimination of Intermedix Corporation's historical goodwill balance before other adjustments	$(252.0)
Addition of goodwill as a result of the estimated preliminary purchase price allocation	245.5
Total pro forma adjustment to goodwill	$(6.5)

(f)
Reflects the term loan issuance of $270.0 million and subordinated loan issuance of $110.0 million necessary to finance the Acquisition, net of original issue discounts and debt issuance costs, less Intermedix Corporation debt repaid.

New debt issued	$380.0
Original Issue Discount	(10.3)
Debt Issuance Costs	(9.9)
Net new debt	359.8
Less: Removal of Intermedix Corporation debt, net of debt issuance costs	(425.3)
Net adjustment	(65.5)
Adjustment to current portion of debt (netted in accrued liabilities and other current liabilities)	(5.5)
Net adjustment to long-term debt	$(60.0)

(g)
Adjusts the deferred tax liabilities resulting from the Acquisition. The estimated increase in deferred tax liabilities to $28.2 million stems primarily from the fair value adjustments for non-deductible intangible assets based on an estimated tax rate of 27.1% and fair value adjustments for property, equipment and software. This estimate of deferred income tax balances is preliminary and subject to change based on management’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction. The deferred tax liability of Intermedix has been reclassified to net against the R1 deferred tax asset within the other assets line of the pro-forma adjustments.

(h)	The pro forma adjustments to total equity include eliminating pre-Acquisition Intermedix Corporation equity balances and adjustments arising due to the Acquisition:

Remove historical equity	$(28.4)
Less: transaction expenses subsequent to December 31, 2017	(4.8)
Total adjustment	$(33.2)

Adjustments to the pro forma condensed statement of operations

(i)
Adjustment of the Intermedix Corporation's audited statement of operations to remove EM Systems. Certain cost allocations from Intermedix Corporation to EM Systems was based on estimates for purposes of presenting pro forma information.

	Intermedix Corporation after Reclassification	Adjustment to remove EM Systems	Intermedix Corporation as acquired
Revenue	$224.2	$(30.8)	$193.4
Costs of revenue	145.8	(10.4)	135.4
Selling, general and administrative expense	208.3	(19.0)	189.3
Operating loss	(129.9)	(1.4)	(131.3)
Interest expense	30.4	—	30.4
Loss before income taxes	(160.3)	(1.4)	(100.9)
Income tax provision (benefit)	(18.3)	3.6	(14.7)
Net loss	$(142.0)	$(5.0)	$(86.2)

(j)
Adjustment to certain revenue accounts of $0.2 million as if Intermedix Corporation had adopted ASC 606 Revenue from Contracts with Customers as of January 1, 2017. Intermedix Corporation had not adopted ASC 606 as at December 31, 2017.

(k)	Adjustment to estimated depreciation and amortization expense related to the acquired property and equipment and intangible assets discussed at Notes 5(c) and 5(d), respectively.

	Cost of Sales	Selling, General, & Administrative	Total
Property, Equipment, and Software	$—	$9.5	$9.5
Intangibles	13.7	0.7	14.4
Less: historical depreciation and amortization expense	(22.8)	(15.1)	(37.9)
Net adjustment	$(9.1)	$(4.9)	$(14.0)

The pro forma statements include in selling, general and administrative expenses an impairment charge of $134.0 million related to impairment recognized by Intermedix on its goodwill in 2017. This impairment related to goodwill existed prior to the Acquisition, and does not impact the acquired intangible assets or goodwill valuations.

(l)	Reflects transactions fees of $3.4 million, including legal and due diligence professional fees, that were recorded by either R1 or Intermedix Corporation during 2017 that would not be recurring.

(m)
Reflects the additional interest expense related to the term loan of $270.0 million with a floating interest rate beginning at 7.35% and the subordinated note of $110.0 million with a fixed 14.0% initial interest rate (in millions).

Pro forma interest expense on new term loan and subordinated debt	$36.5
Amortization of original issue discount	1.3
Amortization of new debt issuance costs	1.3
Total pro forma interest expense on new debt	39.1
Elimination of Intermedix Corporation historical interest expense	(30.4)
Pro forma adjustments to interest expense	$8.7

A one-eighth percentage increase or decrease in the interest rates related to the floating rate of the term loan would result in a change in interest expense of approximately $0.3 million.

(n)	Reflects the income tax effect of pro forma adjustments based on the estimated combined statutory tax rate of 27.1%.

Change in Income before Tax from adjustments	$8.5
Statutory Tax Rate	27.1%
Adjusted provision for taxes	$2.3